UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/10/2007

TREX CO INC
(Exact name of registrant as specified in its charter)

Commission File Number:  001-14649

DE	54-1910453
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

160 Exeter Drive, Winchester, VA 22603-8605
(Address of principal executive offices, including zip code)

540-542-6300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On September 10, 2007, Anthony J. Cavanna was appointed as the interim Chief Financial Officer of Trex Company, Inc. (the "Company"). Mr. Cavanna, age 68, is the Chairman of the Company's Board of Directors (the "Board") and has served on the Board since 1998. Mr. Cavanna served as Executive Vice President and Chief Financial Officer of the Company from 1998 through 2003, and as Chief Executive Officer from August 2005 until his retirement effective August 15, 2007. Additional information about Mr. Cavanna's prior service with the Company and business experience and related matters is set forth in the Company's proxy statement dated April 9, 2007 for the Company's 2007 meeting of stockholders, which information is incorporated herein by reference.

In connection with Mr. Cavanna's service as interim Chief Financial Officer, the Company and Mr. Cavanna entered into a Consulting Agreement, dated as of September 10, 2007 (the "Consulting Agreement"). Under the Consulting Agreement, which will remain in effect until terminated by either the Company or Mr. Cavanna on seven days' prior written notice, Mr. Cavanna will receive consulting fees at the rate of $23,000 per calendar month, prorated for any partial months of service, and will be reimbursed for reasonable business travel expenses incurred in connection with his performance of services under the Consulting Agreement. During the term of the Consulting Agreement, Mr. Cavanna will not receive any fees for his services as Chairman of the Board.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Trex Company, Inc. hereby files the following exhibits:

Exhibit No.   Description of Exhibit

10.1            Consulting Agreement, dated September 10, 2007, by and between Trex Company, Inc. and Anthony J. Cavanna.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX CO INC

Date: September 11, 2007	By:	/s/ Andrew U. Ferrari
Andrew U. Ferrari
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Consulting Agreement, dated September 10, 2007, by and between Trex Company, Inc. and Anthony J. Cavanna.